EXHIBIT 99.1

For Immediate Release
Press Contact:
Angela Zirk
300 North Main Street
Moorefield, WV 26836
304-530-0614
azirk@summitfgi.com

Moorefield, WV – (January 6, 2012) – Summit Financial Group Inc., the holding company for Summit Community Bank, named Bradford Ritchie as President of Summit Community Bank. Mr. Ritchie will be based at the Southridge office in Charleston, West Virginia.

Mr. Ritchie brings nearly 14 years of banking experience to his position at Summit. Prior to joining Summit as President of the West Virginia Market in 2008, Mr. Ritchie was Regional President for United Bank in Charleston, WV. In addition, Mr. Ritchie worked for Arnett and Foster, the largest accounting and consulting firm in West Virginia. He is a graduate of West Virginia University with a Bachelor of Science degree in Accounting and currently resides with his wife, Robin and children in Charleston, WV.

“Brad brings an impressive combination of vision, leadership, experience and executive management in banking to Summit. He will ensure we continue to exceed our customers’ expectations and significantly contribute to the communities we serve” said Charles Maddy, President and CEO of Summit Financial Group. “Mr. Ritchie is a high caliber banking professional with a proven record of accomplishment in developing a banking franchise and we are very pleased to have him serve in this position.”

“Summit has developed an excellent footprint in West Virginia and Northern Virginia over a relatively short period of time,” said Mr. Ritchie. “Charlie Maddy has built an impressive management team. I look forward to continuing to work with them, the employees, our customers and the communities we serve as we execute upon our strategy of being a premier community bank in our markets, trusted advisor to our clients and providing Service Beyond Expectations.”

Charles Maddy will continue as the President and CEO of the holding company Summit Financial Group and Chairman of the Board for Summit Community Bank.  Summit Financial Group Inc., through its wholly owned subsidiary Summit Community Bank, has assets of $1.4 billion. Summit Community Bank is a diversified financial institution focused on delivering personalized, relationship-based services to consumers and businesses.  With 15 locations throughout Northern Virginia and West Virginia, Summit has the size and strength to provide customized value-added banking products and services to its customers.